Exhibit 99.1

Dendreon Announces Securities Class Action Settlement

SEATTLE— March 18, 2013—Dendreon Corporation (Nasdaq:DNDN) today announced that it has reached an agreement in principle to settle the securities class action litigation pending against it in the United States District Court for the Western District of Washington. Upon final approval, the settlement will resolve the claims asserted against all defendants in the previously disclosed putative securities class action. The lawsuit is currently pending against the Company and three current and former executive officers.

In the lawsuit, captioned In re Dendreon Corporation Class Action Litigation, Master Docket No. C 11-1291 JLR., an investor, purporting to represent a class consisting of persons who purchased Dendreon common stock between April 29, 2010 and August 3, 2011, sought unspecified damages from Dendreon and three current and former officers of the Company for allegedly false or misleading statements concerning the Company, its finances, business operations and prospects with a focus on the market launch of PROVENGE and related forecasts concerning physician adoption, and revenue from sales of PROVENGE.

The terms agreed upon by the parties contemplates a settlement payment of $40 million, $38 million of which will be funded by Dendreon’s insurers. Dendreon and the individual defendants continue to deny that any statements they made were false or misleading.

“We are pleased to put this matter behind us,” said Christine Mikail, Executive Vice President, Corporate Development, General Counsel and Secretary of Dendreon. “Upon final approval of this settlement, Dendreon will have eliminated the potential distraction from ongoing class action litigation that began in 2011.”

The terms of the settlement must be formally documented and are subject to approval by the District Court following notice to all class members. While the Company expects the settlement will receive the needed approval, the process normally takes several months.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the

Company’s expectations concerning the settlement of the pending securities litigation against the Company and three of its current or former officers, the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructuring, expectations regarding reductions of cost of goods sold, expectations regarding regulatory approval of PROVENGE® in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects and potential revenue and earnings from product sales, expectations regarding market size and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution, and progress generally on commercialization efforts for PROVENGE. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to complete documentation of the settlement among the parties to the litigation and with Dendreon’s insurers and to obtain court approval of the settlement, neither of which can be assured; our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, instability in our sales force, including the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACTS:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

Or

Joele Frank, Wilkinson Brimmer Katcher

Investor Relations

Andrea Rose, 212-355-4449

InvestorRelations@dendreon.com